EXHIBIT (A)(4)


                        SUPPLEMENTAL DECLARATION OF TRUST
                                     TO THE
                              DECLARATION OF TRUST
                                       OF
                             THE GABELLI ASSET FUND

     SUPPLEMENTAL DECLARATION OF TRUST to the DECLARATION OF TRUST of The Gabelli Asset Fund (the "Trust") made November 13, 1985 and filed on November 21, 1985 and amended on April 18, 2000 (the "Declaration of Trust").

     WHEREAS, Paragraph 12 of Article EIGHTH of the Declaration of Trust permits the Trustees of the Trust to supplement the Declaration of Trust without any shareholder vote to classify or reclassify, or to establish or modify the designations, powers, preferences, voting, conversion or other rights or limitations of, any unissued Shares by making a Supplemental Declaration of Trust, if authorized by a vote of a majority of the Trustees then in office; and

     WHEREAS, at a Meeting of the Board of Trustees of the Trust on November 19, 2003 a majority of the Trustees approved this Supplemental Declaration of Trust.

     NOW THEREFORE, the undersigned, being an authorized person of the Trust, acting pursuant to Article EIGHTH of the Declaration of Trust, hereby supplement the Declaration of Trust as follows:

     Section 1. The Board of Trustees of the Trust at a meeting held on November 19, 2003, adopted resolutions reclassifying unissued shares of beneficial interest of the Trust into a sub-series to be known as The Gabelli Asset Fund Class I Shares ("Class I Shares").

     Section 2. The Class I Shares and any other classes of beneficial interests of the Trust so designated in the future shall, together with the other sub-series of the Trust known as The Gabelli Asset Fund Class AAA Shares ("Class AAA Shares"), The Gabelli Asset Fund Class A Shares ("Class A Shares"), The Gabelli Asset Fund Class B Shares ("Class B Shares") and The Gabelli Asset Fund Class C Shares ("Class C Shares"), represent interests in the same portfolio of assets, which assets shall be allocated to each of the foregoing Classes in accordance with subsection (a) of Article FOURTH of the Declaration of Trust in the proportion that the net assets of such Class bears to the net assets of all such Classes and which assets shall be charged with the liabilities of the Trust with respect to each such Class in accordance with subsection (a) of Article FOURTH of the Declaration of Trust. The Class I Shares shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as each other Class, all as set forth in the Declaration of Trust, except for the differences set forth in the Declaration of Trust with respect to the Class A Shares, Class B Shares, Class C Shares and Class AAA Shares and except as hereinafter set forth:

     (1) The dividends and distributions ("Dividends") per share of the Class I Shares shall be in such amounts as may be declared from time to time by the Board of Trustees, and such Dividends may vary with respect to the shares of such Class from the Dividends with respect to the shares of such other Classes, to reflect differing allocations of the expenses and liabilities of the Trust among such Classes and any resultant difference among the net asset values per share of such Classes, to such extent and for such purposes as the Board of Trustees may deem appropriate consistent with the Declaration of Trust and this Supplemental Declaration of Trust.

     (2) The holders of Class I Shares shall vote as a separate class on any matter submitted to the holders of Class I Shares with respect to which the interest of the Class is different from the interest of one or more of such other Classes. Only the holders of Class I Shares shall vote on any matter submitted to shareholders of the Trust relating solely to such Class.

     Section 3. The assets belonging to Class I and the liabilities belonging to Class I shall be based upon the allocations required by the Rule 18f- 3 Plan.

     Section 4. The method of determining the purchase price and the price, terms and manner of redemption of Class I Shares shall be established by the Trustees in accordance with the provisions of the Declaration of Trust, this Supplemental Declaration of Trust and the Rule 18f-3 Plan and shall be set forth in the prospectus of the Trust with respect to such Class, as amended from time to time, under the Securities Act of 1933, as amended.


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     IN WITNESS  WHEREOF,  The Gabelli  Asset Fund has caused this  Supplemental
Declaration of Trust to be signed in its name and on its behalf on this 29th day of April, 2005 by its President, who acknowledges that this Supplemental Declaration of Trust is the act of The Gabelli Asset Fund and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

         ATTEST:                            THE GABELLI ASSET FUND




         /S/ TERESA M.R. HAMLIN             By: /S/ BRUCE N. ALPERT (SEAL)
         ----------------------                 -------------------
         Teresa M.R. Hamlin                               Bruce N. Alpert
         Assistant Secretary                              President